SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                                (Amendment No.1)*


                               PIVOTAL CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    72581R106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

         [ ]   Rule 13d-1(b)
         [X]   Rule 13d-1(c)
         [ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 30 Pages

                       Exhibit Index Contained on Page 26

-------------------                                           ------------------
CUSIP NO. 72581R106                   13D                     Page 2 of 30 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Integral Capital Management, L.P. ("ICM")
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a)  (b)X
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware (limited partnership)
--------------------------------------------------------------------------------
                   5     SOLE VOTING POWER                    -0-
                   -------------------------------------------------------------
    NUMBER         6     SHARED VOTING POWER
      OF                      0 shares
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
    PERSON
     WITH
                   -------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER               -0-
                   -------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                              0 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      -0- shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*     [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                       0.00%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                                                PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 72581R106                   13D                     Page 3 of 30 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Integral Capital Management II, L.P. ("ICM2")
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a)  (b)X
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware (limited partnership)
--------------------------------------------------------------------------------
                   5     SOLE VOTING POWER                    -0-
                   -------------------------------------------------------------
    NUMBER         6     SHARED VOTING POWER
      OF                      1,350,415 shares, of which 1,025,608 shares are
    SHARES                    directly owned by Integral Capital Partners II,
 BENEFICIALLY                 L.P. ("ICP2") and 324,807 shares are directly
OWNED BY EACH                 owned by Integral Capital Partners International
  REPORTING                   II, C.V. ("ICPI2").  ICM2 is the general partner
    PERSON                    of ICP2 and the investment general partner of
     WITH                     ICPI2.
                   -------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER               -0-
                   -------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                              1,350,415 shares (see response to Item 6)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                1,350,415 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*     [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                       5.99%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                                                PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 72581R106                   13D                     Page 4 of 30 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Integral Capital Management IV, LLC ("ICM4")
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a)  (b)X
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware (limited liability company)
--------------------------------------------------------------------------------
                   5     SOLE VOTING POWER                    -0-
                   -------------------------------------------------------------
    NUMBER         6     SHARED VOTING POWER
      OF                      258,440 shares, which shares are directly owned by
    SHARES                    Integral Capital Partners IV, L.P. ("ICP4"). ICM4
 BENEFICIALLY                 is the general partner of ICP4
OWNED BY EACH
  REPORTING
    PERSON
     WITH
                   -------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER               -0-
                   -------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                              258,440 shares (see response to Item 6)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  258,440 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*     [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                       1.15%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                                                OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 72581R106                   13D                     Page 5 of 30 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Integral Capital Partners NBT, LLC ("Integral NBT")
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a)  (b)X
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware (limited liability company)
--------------------------------------------------------------------------------
                   5     SOLE VOTING POWER                    -0-
                   -------------------------------------------------------------
    NUMBER         6     SHARED VOTING POWER
      OF                      1,210 shares, which shares are directly owned by
    SHARES                    Integral Capital Partners IV MS Side Fund, L.P.
 BENEFICIALLY                 ("Side Fund"). Integral NBT is the general partner
OWNED BY EACH                 of Side Fund
  REPORTING
    PERSON
     WITH
                   -------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER               -0-
                   -------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                              1,210 shares (see response to Item 6)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                    1,210 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*     [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                       0.01%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                                                OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 72581R106                   13D                     Page 6 of 30 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Integral Capital Management V, LLC ("ICM5")
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a)  (b)X
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware (limited liability company)
--------------------------------------------------------------------------------
                   5     SOLE VOTING POWER                    -0-
                   -------------------------------------------------------------
    NUMBER         6     SHARED VOTING POWER
      OF                      119,440 shares, which are directly owned by
    SHARES                    Integral Capital Partners V, L.P. ("ICP5"). ICM5
 BENEFICIALLY                 is the general partner of ICP5.
OWNED BY EACH
  REPORTING
    PERSON
     WITH
                   -------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER               -0-
                   -------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                              119,440 shares (see response to Item 6)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  119,440 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*     [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                       0.53%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                                                OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 72581R106                   13D                     Page 7 of 30 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          ICP Management V, LLC ("ICP Management 5")
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a)  (b)X
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware (limited liability company)
--------------------------------------------------------------------------------
                   5     SOLE VOTING POWER                    -0-
                   -------------------------------------------------------------
    NUMBER         6     SHARED VOTING POWER
      OF                      1,410 shares, which are directly owned by Integral
    SHARES                    Capital Partners V Side Fund, L.P. ("ICP5 Side
 BENEFICIALLY                 Fund). ICP Management 5 is the general partner of
OWNED BY EACH                 ICP5 Side Fund.
  REPORTING
    PERSON
     WITH
                   -------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER               -0-
                   -------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                              1,410 shares (see response to Item 6)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                    1,410 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*     [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                       0.01%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                                                OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 72581R106                   13D                     Page 8 of 30 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Integral Capital Partners, L.P. ("ICP1")
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a)  (b)X
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware (limited partnership)
--------------------------------------------------------------------------------
                   5     SOLE VOTING POWER                    -0-
                   -------------------------------------------------------------
    NUMBER         6     SHARED VOTING POWER
      OF                      0 shares
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
    PERSON
     WITH
                   -------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER               -0-
                   -------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                              0 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      -0- shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*     [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                       0.00%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                                                PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 72581R106                   13D                     Page 9 of 30 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Integral Capital Partners International, C.V. ("ICPI")
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a)  (b)X
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
          Netherlands Antilles (limited partnership)
--------------------------------------------------------------------------------
                   5     SOLE VOTING POWER                    -0-
                   -------------------------------------------------------------
    NUMBER         6     SHARED VOTING POWER
      OF                          0 shares
    SHARES
 BENEFICIALLY
OWNED BY EACH
  REPORTING
    PERSON
     WITH
                   -------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER               -0-
                   -------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                              0 shares
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      -0- shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*     [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                       0.00%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                                                PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 72581R106                   13D                    Page 10 of 30 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Integral Capital Partners II, L.P. ("ICP2")
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a)  (b)X
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware (limited partnership)
--------------------------------------- --------- ------------------------------
                   5     SOLE VOTING POWER                    -0-
                   -------------------------------------------------------------
    NUMBER         6     SHARED VOTING POWER
      OF                      1,025,608 shares are directly owned by ICP2.
    SHARES                    Integral Capital Management II, L.P. is the
 BENEFICIALLY                 general partner of ICP2.
OWNED BY EACH
  REPORTING
    PERSON
     WITH
                   -------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER               -0-
                   -------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                              1,025,608 shares (see response to Item 6)
----------- --------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                1,025,608 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*     [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                       4.55%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                                                PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 72581R106                   13D                    Page 11 of 30 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Integral Capital Partners International II, C.V. ("ICPI2")
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a)  (b)X
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands (limited partnership)
--------------------------------------------------------------------------------
                   5     SOLE VOTING POWER                    -0-
                   -------------------------------------------------------------
    NUMBER         6     SHARED VOTING POWER
      OF                      324,807 shares are directly owned by ICPI2.
    SHARES                    Integral Capital Management II, L.P. is the
 BENEFICIALLY                 investment general partner of ICPI2.
OWNED BY EACH
  REPORTING
    PERSON
     WITH
                   -------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER               -0-
                   -------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                              324,807 shares (see response to Item 6)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  324,807 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*     [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                       1.44%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                                                PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 72581R106                   13D                    Page 12 of 30 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Integral Capital Partners IV, L.P. ("ICP4")
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a)  (b)X
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware (limited partnership)
--------------------------------------------------------------------------------
                   5     SOLE VOTING POWER                    -0-
                   -------------------------------------------------------------
    NUMBER         6     SHARED VOTING POWER
      OF                      258,440 shares are directly owned by ICP4.
    SHARES                    Integral Capital Management IV, LLC is the general
 BENEFICIALLY                 partner of ICP4.
OWNED BY EACH
  REPORTING
    PERSON
     WITH
                   -------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER               -0-
                   -------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                              258,440 shares (see response to Item 6)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  258,440 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*     [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                       1.15%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                                                PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 72581R106                   13D                    Page 13 of 30 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Integral Capital Partners IV MS Side Fund, L.P. ("Side Fund")
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a)  (b)X
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware (limited partnership)
--------------------------------------------------------------------------------
                   5     SOLE VOTING POWER                    -0-
                   -------------------------------------------------------------
    NUMBER         6     SHARED VOTING POWER
      OF                      1,210 shares are directly owned by Side Fund.
    SHARES                    Integral Capital Partners NBT, LLC is the general
 BENEFICIALLY                  partner of Side Fund.
OWNED BY EACH
  REPORTING
    PERSON
     WITH
                   -------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER               -0-
                   -------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                              1,210 shares (see response to Item 6)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                    1,210 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*     [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                       0.01%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                                                PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 72581R106                   13D                    Page 14 of 30 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Integral Capital Partners V, L.P. ("ICP5")
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a)  (b)X
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware (limited partnership)
--------------------------------------------------------------------------------
                   5     SOLE VOTING POWER                    -0-
                   -------------------------------------------------------------
    NUMBER         6     SHARED VOTING POWER
      OF                      119,440 shares, which are directly owned by
    SHARES                    Integral Capital Partners V, L.P. ("ICP5"). ICM5
 BENEFICIALLY                 is the general partner of ICP5.
OWNED BY EACH
  REPORTING
    PERSON
     WITH
                   -------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER               -0-
                   -------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                              119,440 shares (see response to Item 6)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                  119,440 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*     [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                       0.53%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                                                PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 72581R106                   13D                    Page 15 of 30 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Integral Capital Partners V Side Fund, L.P. ("ICP5 Side Fund)
--------------------------------------------------------------------------------
2    CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a)  (b)X
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware (limited partnership)
--------------------------------------------------------------------------------
                   5     SOLE VOTING POWER                    -0-
                   -------------------------------------------------------------
    NUMBER         6     SHARED VOTING POWER
      OF                      1,410 shares, which are directly owned by ICP5
    SHARES                    Side Fund. ICP Management 5 is the general partner
 BENEFICIALLY                 of ICP5 Side Fund.
OWNED BY EACH
  REPORTING
    PERSON
     WITH
                   -------------------------------------------------------------
                   7     SOLE DISPOSITIVE POWER               -0-
                   -------------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                              1,410 shares (see response to Item 6)
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                    1,410 shares
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*     [ ]

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                       0.01%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*                                                PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 16 of 30 Pages

ITEM 1(a). NAME OF ISSUER:

           Pivotal Corporation

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           300 - 224 West Esplanade
           North Vancouver, BC  V7M 3M6

ITEM 2(a), (b), (c). NAME OF PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS OFFICE
                     OR, IF NONE, RESIDENCE, AND CITIZENSHIP:

     This statement is being filed by Integral Capital Management, L.P., a Delaware limited partnership ("ICM1"), Integral Capital Management II, L.P., a Delaware limited partnership ("ICM2"), Integral Capital Management IV, LLC, a Delaware limited liability company ("ICM4"), Integral Capital Partners NBT, LLC, a Delaware limited liability company ("Integral NBT"), Integral Capital Management V, LLC, a Delaware limited liability company ("ICM5"), and ICP Management V, LLC, a Delaware limited liability company ("ICP Management 5"). The principal business address of ICM1, ICM2, ICM4, Integral NBT, ICM5, and ICP Management V is 2750 Sand Hill Road, Menlo Park, California 94025.

     ICM1 is the general partner of Integral Capital Partners, L.P., a Delaware limited partnership ("ICP1"), and the investment general partner of Integral Capital Partners International, C.V., a Netherlands Antilles limited partnership ("ICPI1"). ICM2 is the general partner of Integral Capital Partners II, L.P., a Delaware limited partnership ("ICP2"), and the investment general partner of Integral Capital Partners International II, C.V., a Netherlands Antilles limited partnership ("ICPI2"). ICM4 is the general partner of Integral Capital Partners IV, L.P., a Delaware limited partnership ("ICP4"). Integral NBT is the general partner of Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership ("Side Fund"). ICM5 is the general partner of Integral Capital Partners V, L.P., a Delaware limited partnership ("ICP5"). ICP Management 5 is the general partner of Integral Capital Partners V Side Fund, L.P., a Delaware limited partnership ("ICP5 Side Fund"). With respect to ICM1, ICM2, ICM4, Integral NBT, ICM5 and ICP Management 5, this statement relates only to ICM1's, ICM2's, ICM4's, Integral NBT's, ICM5's and ICP Management 5's indirect, beneficial ownership of shares of Common Stock of the Issuer (the "Shares"). The Shares have been purchased by ICP1, ICP2, ICPI2, ICP4, Side Fund, ICP5, and ICP5 Side Fund, and none of ICM1, ICM2, ICM4, Integral NBT, ICM5 or ICP Management directly or otherwise hold any Shares. Management of the business affairs of ICM1, ICM2, ICM4, Integral NBT, ICM5 and ICP Management 5, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the general partners or managers of ICM1, ICM2, ICM 4, Integral NBT, ICM5 and ICP Management 5, respectively such that no single general partner of ICM1, ICM2, ICM4, Integral NBT, ICM5, or ICP Management 5 has voting and/or dispositive power of the Shares.

                                                             Page 17 of 30 Pages

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

           Common Stock

ITEM 2(e). CUSIP NUMBER:

           72581R106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or
        (c), CHECK WHETHER THE PERSON FILING IS A:

        (a) [ ] Broker or dealer registered under Section 15 of the Exchange
                Act.
        (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.
        (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
        (d) [ ] Investment company registered under Section 8 of the Investment Company Act.
        (e) [ ] An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E);
        (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
        (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
        (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
        (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
        (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. [X].

ITEM 4. OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                                                             Page 18 of 30 Pages

     A.   Integral Capital Management, L.P.

          (a)  Amount Beneficially Owned: -0-
          (b)  Percent of Class: 0.00%
          (c)  Number of shares as to which such person has:
               1.   Sole power to vote or to direct vote: -0-
               2.   Shared power to vote or to direct vote: -0-
               3.   Sole power to dispose or to direct the disposition: -0-
               4.   Shared power to dispose or to direct the disposition: -0-

     B.   Integral Capital Management II, L.P.

          (a)  Amount Beneficially Owned: 1,350,415
          (b)  Percent of Class: 5.99%
          (c)  Number of shares as to which such person has:
               1.   Sole power to vote or to direct vote: -0-
               2.   Shared power to vote or to direct vote: 1,350,415
               3.   Sole power to dispose or to direct the disposition: -0-
               4.   Shared power to dispose or to direct the disposition:
                    1,350,415

     C.   Integral Capital Management IV, LLC

          (a)  Amount Beneficially Owned: 258,440
          (b)  Percent of Class: 1.15%
          (c)  Number of shares as to which such person has:
               1.   Sole power to vote or to direct vote: -0-
               2.   Shared power to vote or to direct vote: 258,440
               3.   Sole power to dispose or to direct the disposition: -0-
               4.   Shared power to dispose or to direct the disposition:
                    258,440

     D.   Integral Capital Partners NBT, LLC

          (a)  Amount Beneficially Owned: 1,210
          (b)  Percent of Class: 0.01%
          (c)  Number of shares as to which such person has:
               1.   Sole power to vote or to direct vote: -0-
               2.   Shared power to vote or to direct vote: 1,210
               3.   Sole power to dispose or to direct the disposition: -0-
               4.   Shared power to dispose or to direct the disposition: 1,210

                                                             Page 19 of 30 Pages

     E.   Integral Capital Management V, LLC

          (a)  Amount Beneficially Owned: 119,440
          (b)  Percent of Class: 0.53%
          (c)  Number of shares as to which such person has:
               1.   Sole power to vote or to direct vote: -0-
               2.   Shared power to vote or to direct vote: 119,440
               3.   Sole power to dispose or to direct the disposition: -0-
               4.   Shared power to dispose or to direct the disposition:
                    119,440

     F.   ICP Management V, LLC

          (a)  Amount Beneficially Owned: 1,410
          (b)  Percent of Class: 0.01%
          (c)  Number of shares as to which such person has:
               1.   Sole power to vote or to direct vote: -0-
               2.   Shared power to vote or to direct vote: 1,410
               3.   Sole power to dispose or to direct the disposition: -0-
               4.   Shared power to dispose or to direct the disposition: 1,410

     G.   Integral Capital Partners, L.P.

          (a)  Amount Beneficially Owned: -0-
          (b)  Percent of Class: 0.00%
          (c)  Number of shares as to which such person has:
               1.   Sole power to vote or to direct vote: -0-
               2.   Shared power to vote or to direct vote: -0-
               3.   Sole power to dispose or to direct the disposition: -0-
               4.   Shared power to dispose or to direct the disposition: -0-

     H.   Integral Capital Partners International, C.V.

          (a)  Amount Beneficially Owned: -0-
          (b)  Percent of Class: 0.00%
          (c)  Number of shares as to which such person has:
               1.   Sole power to vote or to direct vote: -0-
               2.   Shared power to vote or to direct vote: -0-
               3.   Sole power to dispose or to direct the disposition: -0-
               4.   Shared power to dispose or to direct the disposition: -0-

                                                             Page 20 of 30 Pages

     I.   Integral Capital Partners II, L.P.

          (a)  Amount Beneficially Owned: 1,025,608
          (b)  Percent of Class: 4.55%
          (c)  Number of shares as to which such person has:
               1.   Sole power to vote or to direct vote: -0-
               2.   Shared power to vote or to direct vote: 1,025,608
               3.   Sole power to dispose or to direct the disposition: -0-
               4.   Shared power to dispose or to direct the disposition:
                    1,025,60

     J.   Integral Capital Partners International II, C.V.

          (a)  Amount Beneficially Owned: 324,807
          (b)  Percent of Class: 1.44%
          (c)  Number of shares as to which such person has:
               1.   Sole power to vote or to direct vote: -0-
               2.   Shared power to vote or to direct vote: 324,807
               3.   Sole power to dispose or to direct the disposition: -0-
               4.   Shared power to dispose or to direct the disposition:
                    324,807

     K.   Integral Capital Partners IV, L.P.

          (a)  Amount Beneficially Owned: 258,440
          (b)  Percent of Class: 1.15%
          (c)  Number of shares as to which such person has:
               1.   Sole power to vote or to direct vote: -0-
               2.   Shared power to vote or to direct vote: 258,440
               3.   Sole power to dispose or to direct the disposition: -0-
               4.   Shared power to dispose or to direct the disposition:
                    258,440

     L.   Integral Capital Partners IV MS Side Fund, L.P.

          (a)  Amount Beneficially Owned: 1,210
          (b)  Percent of Class: 0.01%
          (c)  Number of shares as to which such person has:
               1.   Sole power to vote or to direct vote: -0-
               2.   Shared power to vote or to direct vote: 1,210
               3.   Sole power to dispose or to direct the disposition: -0-
               4.   Shared power to dispose or to direct the disposition: 1,210

                                                             Page 21 of 30 Pages

     M.   Integral Capital Partners V, L.P.

          (a)  Amount Beneficially Owned: 119,440
          (b)  Percent of Class: 0.53%
          (c)  Number of shares as to which such person has:
               1.   Sole power to vote or to direct vote: -0-
               2.   Shared power to vote or to direct vote: 119,440
               3.   Sole power to dispose or to direct the disposition: -0-
               4.   Shared power to dispose or to direct the disposition:
                    119,440

     N.   Integral Capital Partners V Side Fund, L.P.

          (a)  Amount Beneficially Owned: 1,410
          (b)  Percent of Class: 0.01%
          (c)  Number of shares as to which such person has:
               1.   Sole power to vote or to direct vote: -0-
               2.   Shared power to vote or to direct vote: 1,410
               3.   Sole power to dispose or to direct the disposition: -0-
               4.   Shared power to dispose or to direct the disposition: 1,410

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

     Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFCATION OF MEMBERS OF THE GROUP.

     Not applicable.

                                                             Page 22 of 30 Pages

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

     Not applicable.

ITEM 10. CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2001

                                        INTEGRAL CAPITAL MANAGEMENT, L.P.


                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a General Partner

                                        INTEGRAL CAPITAL MANAGEMENT II, L.P.


                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a General Partner

                                        INTEGRAL CAPITAL MANAGEMENT IV, LLC


                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a Manager

                                                             Page 23 of 30 Pages

                                        INTEGRAL CAPITAL PARTNERS NBT, LLC


                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a Manager

                                        INTEGRAL CAPITAL MANAGEMENT V, LLC


                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a Manager

                                        ICP MANAGEMENT V, LLC


                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a Manager

                                        INTEGRAL CAPITAL PARTNERS, L.P.

                                        By Integral Capital Management, L.P.,
                                        its General Partner

                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a Manager

                                        INTEGRAL CAPITAL PARTNERS INTERNATIONAL,
                                        C.V.

                                        By Integral Capital Management, L.P.,
                                        its Investment General Partner

                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a Manager

                                                             Page 24 of 30 Pages

                                        INTEGRAL CAPITAL PARTNERS II, L.P.

                                        By Integral Capital Management II, L.P., its General Partner

                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah

                                        INTEGRAL CAPITAL PARTNERS INTERNATIONAL
                                        II, C.V.

                                        By Integral Capital Management II, L.P., its Investment General Partner

                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a General Partner

                                        INTEGRAL CAPITAL PARTNERS IV, L.P.

                                        By Integral Capital Management IV, LLC,
                                        its General Partner

                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a Manager

                                        INTEGRAL CAPITAL PARTNERS IV MS SIDE
                                        FUND, L.P.

                                        By Integral Capital Partners NBT, LLC,
                                        its General Partner

                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a Manager

                                                             Page 25 of 30 Pages

                                        INTEGRAL CAPITAL PARTNERS V, L.P.

                                        By Integral Capital Management V, LLC,
                                        its General Partner


                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a Manager

                                        INTEGRAL CAPITAL PARTNERS V SIDE
                                        FUND, L.P.

                                        By ICP Management V, LLC,
                                        its General Partner


                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a Manager

                                                             Page 26 of 30 Pages

                                  EXHIBIT INDEX

                                                                  Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------
Exhibit A:        Agreement of Joint Filing                            27

                                                             Page 27 of 30 Pages

                                    EXHIBIT A

                            Agreement of Joint Filing

     The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Act the statement dated February 13, 2001 containing the information required by Schedule 13G, for the 1,730,915 Shares of capital stock of Pivotal Corporation held by Integral Capital Partners, L.P., a Delaware limited partnership, Integral Capital Partners II, L.P., a Delaware limited partnership, Integral Capital Partners International II, C.V., a Netherlands Antilles limited partnership, Integral Capital Partners IV, L.P., a Delaware limited partnership, Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership, Integral Capital Partners V, L.P., a Delaware limited partnership ("ICP5"), and Integral Capital Partners V Side Fund, L.P., a Delaware limited partnership.

Date: February 13, 2001
                                        INTEGRAL CAPITAL MANAGEMENT, L.P.


                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a General Partner

                                        INTEGRAL CAPITAL MANAGEMENT II, L.P.


                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a General Partner

                                        INTEGRAL CAPITAL MANAGEMENT IV, LLC


                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a Manager

                                                             Page 28 of 30 Pages

                                        INTEGRAL CAPITAL PARTNERS NBT, LLC


                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a Manager

                                         INTEGRAL CAPITAL MANAGEMENT V, LLC


                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a Manager

                                        ICP MANAGEMENT V, LLC


                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a Manager

                                        INTEGRAL CAPITAL PARTNERS, L.P.

                                        By Integral Capital Management, L.P.,
                                        its General Partner

                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a General Partner

                                        INTEGRAL CAPITAL PARTNERS INTERNATIONAL,
                                        C.V.

                                        By Integral Capital Management, L.P.,
                                        its Investment General Partner

                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a General Partner

                                                             Page 29 of 30 Pages

                                        INTEGRAL CAPITAL PARTNERS II, L.P.

                                        By Integral Capital Management II, L.P., its General Partner

                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a General Partner

                                        INTEGRAL CAPITAL PARTNERS INTERNATIONAL
                                        II, C.V.

                                        By Integral Capital Management II, L.P., its Investment General Partner

                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a General Partner

                                        INTEGRAL CAPITAL PARTNERS IV, L.P.

                                        By Integral Capital Management IV, LLC,
                                        its General Partner

                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a Manager

                                        INTEGRAL CAPITAL PARTNERS IV MS SIDE
                                        FUND, L.P.

                                        By Integral Capital Partners NBT, LLC,
                                        its General Partner

                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a Manager

                                                             Page 30 of 30 Pages

                                        INTEGRAL CAPITAL PARTNERS V, L.P.

                                        By Integral Capital Management V, LLC,
                                        its General Partner


                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a Manager

                                        INTEGRAL CAPITAL PARTNERS V SIDE
                                        FUND, L.P.

                                        By ICP Management V, LLC,
                                        its General Partner


                                        By /s/ Pamela K. Hagenah
                                           -------------------------------------
                                           Pamela K. Hagenah
                                           a Manager